EXHIBIT 5

May 17 2019

Standex International Corporation

11 Keewaydin Drive, Suite 300

Salem, NH  03079

RE:

Registration Statement on Form S-8 for Standex International Corporation

2018 Omnibus Incentive Plan

Ladies and Gentlemen:

I am the Vice President, Chief Legal Officer and Secretary of Standex International Corporation (the “Company”) and am delivering this opinion in connection with the preparation and filing of the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 500,000 shares of common stock, par value $1.50 per share, of the Company (the “Registered Shares”) to be issued to eligible participants under the Standex International Corporation 2018 Omnibus Incentive Plan (the “2018 Plan”).

In so acting, I or attorneys under my supervision have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents and have made such investigations of fact and law as I have deemed relevant and necessary as the basis for the opinion set forth below. In connection with such examination, I have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to me by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by me.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that each Registered Share that is newly issued under the 2018 Plan will be legally issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; and (ii) such Registered Share shall have been duly issued as and for the consideration contemplated by the 2018 Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware.

The opinion expressed herein is expressed as of the date hereof and I assume no obligation to advise you of changes in law, fact or other circumstances (or the effect thereof on such opinion) that may come to my attention after such time.

I consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Alan J. Glass

___________________________________

Name:

Alan J. Glass

Title:

Vice President, Chief Legal Officer

and Secretary